D


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
      UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                         Commission File Number: 0-14190

                         DREYER'S GRAND ICE CREAM, INC.
             (Exact name of registrant as specified in its charter)


                               5929 COLLEGE AVENUE
                            OAKLAND, CALIFORNIA 94618
               (Address, including zip code and telephone number,
       including area code, of registrant's principal executive offices)

                          COMMON STOCK, $1.00 PAR VALUE
                         PREFERRED STOCK PURCHASE RIGHTS
            (Title of each class of securities covered by this Form)

                                      NONE
              (Titles of all other classes of securities for which
          a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        |X|            Rule 12h-3(b)(1)(i)    |X|
Rule 12g-4(a)(1)(ii)       | |            Rule 12h-3(b)(1)(ii)   | |
Rule 12g-4(a)(2)(i)        | |            Rule 12h-3(b)(2)(i)    | |
Rule 12g-4(a)(2)(ii)       | |            Rule 12h-3(b)(2)(ii)   | |
                                          Rule 15d-6             | |



                     Approximate number of holders of record
                    as of the certification or notice date:

                            1. Common Stock: 1 (ONE)

                   2. Preferred Stock Purchase Rights: None.

      Pursuant to the requirements of the Securities Exchange Act of 1934, Dreyer's Grand Ice Cream, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated: June 27, 2003
                                         DREYER'S GRAND ICE CREAM, INC.


                                           By:  /s/ T. Gary  Rogers
                                              ------------------------------
                                                T. Gary Rogers
                                                Chief Executive Officer